Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated May 12, 2024, with respect to the consolidated financial statements of Galaxy Digital Inc. and subsidiary, included herein, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

New York, New York
July 25, 2024